Exhibit 10.1
Execution Version

FIRST AMENDMENT TO THE SETTLEMENT AGREEMENT
This First Amendment to that certain Settlement Agreement by and among the Debtors1, the FE Non-Debtor Parties, the Ad Hoc Noteholders Group, the Bruce Mansfield Certificateholders Group, and the Committee (the “Parties”), dated as of August 26, 2018 (the “Settlement Agreement”) is entered into by the parties thereto.
WITNESSETH:
WHEREAS, the Debtors, the FE Non-Debtor Parties, the Ad Hoc Noteholders Group, the Bruce Mansfield Certificateholders Group, and the Committee entered into the Settlement Agreement on August 26, 2018;
WHEREAS, the Debtors and the FE Non-Debtor Parties entered into a Consent and Waiver to the Settlement Agreement dated as of April 18, 2019;
WHEREAS, Section 2.4(a) of the Settlement Agreement contemplates that the Debtors shall provide FE Corp. with the Plan Effective Date Notice (as defined in the Settlement Agreement) at least 40 days prior to the Plan Effective Date;
WHEREAS, Section 2.4(b) of the Settlement Agreement contemplates that, subject to the Plan Effective Date Notice, on the Plan Effective Date, FE Corp. shall issue $628 million aggregate principal amount, less the Adjustment Amount, of the New FE Notes to the Debtors;
WHEREAS, Section 13.11 of the Settlement Agreement allows the parties to the Settlement Agreement to alter, amend, modify or otherwise change the terms of the Settlement Agreement by a writing duly executed by authorized representatives of each of the Parties;
WHEREAS, the signatories to this Agreement have agreed to or have been authorized to execute certain modifications of the provisions of Section 2.4 of the Settlement Agreement and certain additional related provisions, all as set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Section 1.    Modification of Certain Defined Terms. The following terms defined in Article I of the Settlement Agreement shall be modified, as follows:
(a)The defined term “Class A Fundamental Default” shall be amended to replace current subpart (b), in its entirety, with the following: “failure to pay $628 million in Cash, less the Adjustment Amount, if any, when due pursuant to Section 2.4(b) of this Agreement.”

1 Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement (defined below).

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(b)The defined terms “2001 Indenture,” “Distributed New FE Notes,” “DTC,” “Existing FE Notes,” “New FE Notes,” “New FE Notes Maturity Date,” “Non-Distributed New FE Notes,” “Registration Default,” “Registration Statement,” “SEC,” “Securities Act,” “Suspension Period,” and “Upfront Payment” shall each be deleted in their entirety.

Section 2.    Modification of Section 2.4(a). Section 2.4(a) of the Settlement Agreement shall be amended and replaced, in its entirety, with the following:
“The Debtors shall provide FE Corp. with the Plan Effective Date Notice at least fourteen (14) days prior to the Plan Effective Date. In the event that the Debtors do not provide the Plan Effective Date Notice at least fourteen (14) days prior to the Plan Effective Date, the time for the FE Non-Debtor Parties to perform their obligations due on the Plan Effective Date pursuant to the Settlement Agreement and any related agreement (including, but not limited to the Amended SSA and the Separation Agreement), shall be extended by the number of days required to afford the FE Non-Debtor Parties a full fourteen (14) days to perform such obligations.”
Section 3.    Modifications Related to Payment of New FE Notes in Cash.
(a)The title of Section 2.4 shall be modified and replaced, in its entirety, with the following: “Additional Cash Payment.”

(b)Section 2.4(b) shall be modified by deleting the last two sentences and amending and replacing the first sentence, in its entirety, as follows: “Subject to the FE Non-Debtor Parties timely receiving the Plan Effective Date Notice, on the Plan Effective Date, FE Corp. shall pay the Debtors $628 million in Cash, less the Adjustment Amount, if any. For the avoidance of doubt, to the extent that the FE Non-Debtor Parties do not timely receive the Plan Effective Date Notice, FE Corp. shall pay the Debtors $628 million in Cash less the Adjustment Amount, if any, on the date that is fourteen (14) days following the FE Non-Debtor Parties’ receipt of the Plan Effective Date Notice.”

(c)Section 2.4(c) shall be amended and replaced, in its entirety, with the following: “RESERVED.”

(d)Section 2.4(d) shall be modified and replaced, in its entirety, with the following:
“Should one or more sales or deactivations of a fossil or nuclear plant occur such that the Adjustment Amount is more than $0, a calculation of the Adjustment Amount, along with supporting work papers, shall be provided to the Parties by the FE Non-Debtor Parties at least five (5) business days prior to the proposed Plan Effective Date for which the FE Non-Debtor Parties have received a timely notice, or as soon as reasonably practicable in the event the sale closes within five (5) business days of the proposed Plan Effective Date. If the Adjustment Amount or the calculation thereof is not reasonably acceptable to one or more of the Parties, any Party may inform the Parties, in writing, of: (i) their basis for disagreement with the calculated Adjustment Amount and (ii) their proposed amended Adjustment Amount. If the Parties do not resolve such dispute within five (5) business days, the Party who originally objected to the Adjustment Amount may file a motion with the Bankruptcy Court, on not less than five (5) business days’ notice, to request that the Bankruptcy Court resolve any such dispute. The Debtors hereby agree not to consummate any sale of a nuclear or operating fossil plant (excluding the West Lorain Plant) within the 40 days prior to

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the Plan Effective Date, provided, however, that such prohibition shall not apply to any asset sale consummated in the same calendar year as the Plan Effective Date. For the avoidance of doubt, until any dispute of the Adjustment Amount is fully and finally resolved, (i) the FE Non-Debtor Parties shall only be required to pay to the Debtors the difference between $628 million and the FE Non-Debtor Parties’ calculation of the Adjustment Amount, and (ii) to the extent that the difference between the Debtors’ calculation of the Adjustment Amount and the FE Non-Debtor Parties’ calculation of the Adjustment Amount is $2 million or greater, the FE Non-Debtor Parties shall pay such portion of the Adjustment Amount that is in dispute into an escrow account mutually acceptable to the Debtors and the FE Non-Debtor Parties in their reasonable discretion (the “Adjustment Amount Escrow”). Notwithstanding anything to the contrary herein, to the extent that the difference between the Debtors’ calculation of the Adjustment Amount and the FE Non-Debtor Parties’ calculation of the Adjustment Amount is $2 million or greater, the Parties agree to seek an expedited hearing before the Bankruptcy Court to resolve any such dispute. The amounts held in the Adjustment Amount Escrow shall be released from such accounts to the FE Non-Debtor Parties or the Reorganized Debtors (x) by mutual written agreement of the Reorganized Debtors and the FE Non-Debtor Parties or (y) pursuant to a final order of the Bankruptcy Court.”
(e)Sections 2.4(e) through 2.4(k) shall be deleted in their entirety.

(f)Clause (x) of Section 6.1(c) shall be modified and replaced, in its entirety, with the following: “FE Corp. shall be required to perform all of its obligations under this Agreement, including the payment of cash related obligations hereunder (except to the extent any performance is tendered by the FE Non-Debtor Parties but not accepted by the Debtors or any successor to the Debtors).”

(g)Clause (a) of Section 11.6 shall be modified and replaced, in its entirety, with the following: “(a) FE Corp. shall be required to perform all of its obligations under this Agreement, including the payment of cash related obligations in accordance with the terms hereunder, except to the extent any performance is tendered by the FE Non-Debtor Parties but not accepted by the Debtors or any successor to the Debtors.”

(h)Section 12.2(c)(ii) shall be amended and replaced, in its entirety, with the following: “5 business days to cure the failure to pay the amounts owing pursuant to the terms and conditions of Section 2.4(b) of the Agreement.”

(i)Exhibit C shall be deleted in its entirety.

Section 4.    Filing of Documents. Within five (5) business days of the date of this Agreement, the Debtors shall file a motion to approve this Agreement with the Bankruptcy Court that is consistent with the terms of this Agreement and acceptable to the FE Non-Debtor Parties.
Section 5.    Effect of this Agreement.
(a)The Parties agree that except as otherwise set forth herein, all terms, conditions, and provisions of the Settlement Agreement shall remain in full force and effect. In the event of any inconsistency

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or conflict between the Settlement Agreement and this Agreement, the terms, conditions and provisions of this Agreement shall govern and control.
(b)The modifications set forth in Sections 1 through 3 above are limited precisely as written and shall not be deemed: (i) to be a waiver of any other term or condition of the Settlement Agreement; (ii) to prejudice any contractual, legal, or other right or rights which the undersigned may have or may have in the future under or in connection with the Settlement Agreement; or (iii) to otherwise establish any course of dealing among the Debtors and the FE Non-Debtor Parties. Except as set forth herein, the Parties reserve all of their rights and remedies under applicable law and under the Settlement Agreement with respect to any matters other than those specifically addressed in this Agreement.

Section 6.    Representations and Warranties.
(a)Subject to Bankruptcy Court approval, the Debtors hereby represent that they possess all requisite power and authority necessary to enter into, and perform under, this Agreement and that the Execution, delivery, and performance by the Debtors of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Debtors, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity (other than such authorization, consent, approval, exemption, or other action the failure to obtain, satisfy, or comply with, as the case may be, which will not affect the validity or enforceability of the Agreement or have a material adverse effect on the Debtors’ ability to perform their obligations under this Agreement) pursuant to (A) the organizational documents of the Debtors, (B) any law to which the Debtors are subject, or (C) any material agreement, instrument, order, judgment, or decree to which the Debtors are subject.

(b)FE Corp. hereby represents that it possesses all requisite power and authority necessary to (i) bind each of the FE Non-Debtor Parties to the terms of this Agreement and (ii) enter into, and perform under this Agreement on behalf of the FE Non-Debtor Parties and that the Execution, delivery, and performance by FE Corp. of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the FE Non-Debtor Parties, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity (other than such authorization, consent, approval, exemption, or other action the failure to obtain, satisfy, or comply with, as the case may be, which will not affect the validity or enforceability of the Agreement or have a material adverse effect on the FE Non-Debtor Parties’ ability to perform their obligations under this Agreement) pursuant to (A) the organizational documents of the FE Non-Debtor Parties, (B) any laws to which the FE Non-Debtor Parties are subject, or (C) any material agreement, instrument, order, judgment, or decree to which the FE Non-Debtor Parties are subject.

(c)The Ad Hoc Noteholders Group hereby represents as follows:

a.
Pursuant to Section 13.11 of the Settlement Agreement, the Ad Hoc Noteholders Group has authorized Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”) to execute amendments to the Settlement Agreement on their behalf.

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b.	At the time of execution of this Agreement, the Ad Hoc Noteholders Group constitutes the Requisite Noteholders.

c.
This Agreement, when executed and delivered by Kramer Levin as authorized representative of the members of the Ad Hoc Noteholders Group in accordance with the terms hereof, shall constitute a valid and binding obligation of the members of the Ad Hoc Noteholders Group, enforceable in accordance with its terms.

d.
The execution and delivery by Kramer Levin does not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity pursuant to (A) the organizational documents of the members of the Ad Hoc Noteholders Group, (B) any law to which any of the members of the Ad Hoc Noteholders Group are subject, or (C) any material agreement, instrument, order, judgment, or decree to which any of the members of the Ad Hoc Noteholders Group are subject.

(d)The Bruce Mansfield Certificateholders Group hereby represents as follows:

a.
Pursuant to Section 13.11 of the Settlement Agreement, the Bruce Mansfield Certificateholders Group has authorized Latham & Watkins LLP (“Latham”) to execute amendments to the Settlement Agreement on their behalf.

b.
At the time of execution of this Agreement, the Bruce Mansfield Certificateholders Group together with other signatories to the Settlement Agreement who currently hold Bruce Mansfield Certificate Claims constitutes the Requisite Certificateholders.

c.
This Agreement, when executed and delivered by Latham on behalf of each member of the Bruce Mansfield Certificateholders Group in accordance with the terms hereof, shall constitute a valid and binding obligation of such member of the Bruce Mansfield Certificateholders Group, enforceable in accordance with its terms.

d.
The execution, delivery by Latham does not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity pursuant to (A) the organizational documents of the members of the Bruce Mansfield Certificateholders Group, (B) any law to which any of the members of the Bruce Mansfield Certificateholders Group are subject, or (C) any material agreement, instrument, order, judgment, or decree to

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which any of the members of the Bruce Mansfield Certificateholders Group are subject.

(e)The Committee hereby represents that it possesses all requisite power and authority necessary to enter into, and perform under, this Agreement and that the execution, delivery, and performance by the Committee of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Committee, do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice, or both), (iii) give any third party the right to modify, terminate, or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption, or other action by or notice or declaration to, or filing with, any Governmental Entity (other than such authorization, consent, approval, exemption, or other action the failure to obtain, satisfy, or comply with, as the case may be, which will not affect the validity or enforceability of the Agreement or have a material adverse effect on the Committee’s ability to perform their obligations under this Agreement) pursuant to (A) the organizational documents of the Committee, (B) any law to which the Committee is subject, or (C) any material agreement, instrument, order, judgment, or decree to which the Committee is subject.

Section 7.    Governing Law. This Agreement will be governed by the laws of the State of Ohio (or federal law, where applicable), without regard to its conflicts of laws principles that would require the law of another jurisdiction to be applied.
Section 8.    Representation by Counsel. Each signatory acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any signatory with a defense to the enforcement of the terms of this Agreement against such signatory based upon lack of legal counsel shall have no application and is expressly waived.
Section 9.    Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
Section 10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be as effective as delivery of a manually Executed signature page of this Agreement.
Section 11.    Entire Agreement. This Agreement, the Settlement Agreement and the order approving this Agreement, constitute the complete and entire agreement among the Parties with respect to the matters contained in this Agreement, and supersede all prior agreements, negotiations, and discussions among the Parties with respect thereto.
Section 12.    Non-Reliance. Each of the Parties acknowledges that, in entering into this Agreement, it is not relying upon any representations or warranties made by anyone other than those representations, warranties, terms and provisions expressly set forth in this Agreement.
Section 13.    Reservation of Rights. Notwithstanding anything contained in this Agreement, the Debtors reserve their rights with respect to whether court approval is required for any future amendments or waivers to the Settlement Agreement.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first listed above.
FirstEnergy Solutions Corp., on behalf of itself and its direct and indirect subsidiaries.

By: s/Kevin Warvell
Its: Chief Financial Officer, Chief Risk Officer & Corporate Secretary
Date: November 21, 2019

FirstEnergy Nuclear Operating Company

By: s/Kevin Warvell
Its: Chief Financial Officer, Chief Risk Officer & Corporate Secretary
Date: November 21, 2019

FirstEnergy Corp., on behalf of itself and its direct and indirect non-Debtor subsidiaries.

By: s/Steven R. Staub
Its: Vice President and Treasurer
Date: November 20, 2019

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ACKNOWLEDGED AND AGREED:

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF FIRSTENERGY SOLUTIONS CORP. ET AL. by its Co-Chairs

BNSF Railway Company

By: s/Munsoor Hussain
Name: Munsoor Hussain
Title: Assistant General Tax Counsel

WILMINGTON SAVINGS FUND SOCIETY, FSB, in its capacity as the indenture trustee for the lessor notes issued under six indentures with Mansfield 2007 Trusts A-F and its capacity as pass through trustee under the pass through trust agreement with FirstEnergy Generation, LLC and FirstEnergy Solutions Corp. for the pass through certificates issued in connection with the sale-leaseback transaction for Unit 1 of the Bruce Mansfield Plant

By: s/Patrick J. Healy
Name: Patrick J. Healy
Title: Senior Vice President and Director

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Kramer Levin Naftalis & Frankel LLP, as authorized representative for the Ad Hoc Noteholders Group:

By: s/Amy Caton
Name: Amy Caton
Title: Partner

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Latham & Watkins LLP, as authorized representative for the Bruce Mansfield Certificateholders Group:

By: s/Andrew M. Parlen
Name: Andrew M. Parlen
Title: Partner